Exhibit 10-12

CONSULTING SERVICES AGREEMENT

This Agreement, dated this 1st day of  April, 2005 between Paul Dircksen, 1212 Ash Avenue, Coeur d’Alene, ID  (hereinafter referred to as Consultant), and Timberline Resources Corporation P.O. 5034, Spokane, WA 99205  (hereinafter referred to as Timberline).

WITNESSETH:

WHEREAS, Consultant has considerable expertise in geologic evaluation, business development and related activities; and

WHEREAS, Timberline desires to have available to itself the professional services of Consultant with respect to various matters;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.

Scope of Services – Consultant shall render such consulting and advisory services to Timberline at such times as shall be mutually agreed upon by Consultant and Timberline’s Representative during the term of this Agreement.  Consultant agrees to perform these services as set forth in Exhibit A, SCOPE of WORK, attached hereof and made a part hereof.

2.

Term of Agreement – This Agreement will commence on the date herein and shall continue on a month to month basis until December 31, 2005, unless earlier terminated by either party.  Either Consultant or Timberline may terminate this Agreement with or without cause by providing the other party a (10) ten day written notice of termination.

3.

Authorized Representative – Representative for Timberline shall be Stephen Goss; and Representative for Consultant shall be Paul Dircksen.

4.

Project Documentation – Consultant agrees to confer with Timberline’s Representative, furnish reports of progress as requested, and deliver to Timberline as soon as practicable all data and information relating to the work.  All data, reports and other information developed by Consultant under this Agreement shall become the sole property of Timberline.

5.

Confidentiality – Timberline and Consultant acknowledge that during the performance of service Consultant may acquire, produce or become aware of certain confidential information pertaining to Timberline.  Consultant hereby agrees that during and for a period of one year form the expiration date of this Agreement to keep such matters in confidence, except what may come into the public domain through sources beyond control of Consultant, or as may be permitted in writing by Timberline, or required by law.

6.

Standards of Performance – Consultant will deliver the services under this Agreement in a thorough, efficient and professional manner, promptly and with due diligence and care, and in accordance with the standard practices in the Consultant’s profession.

7.

Independent Contractor – Consultant represents that he is fully experienced, properly qualified, equipped, organized, and financed to perform the work and services under this Agreement.  Consultant shall act as an independent contractor, and nothing contained in this Agreement shall imply any contractual relationship of employment between Contractor and Timberline.

8.

Indemnity – Consultant agrees to indemnify and save harmless Timberline against any liabilities, arising from, or in consequence of, any negligent acts or omissions by the Consultant while performing services under the terms of this Agreement.  Timberline agrees to indemnify and save harmless Consultant against any liabilities, arising from, or in consequence of, any negligent acts or omissions by Timberline while performing services under the terms of this Agreement.

9.

Compensation – Timberline agrees to pay Consultant for professional services at the rate of US $400.00 per day.   Services performed by Consultant taking less than a full day may be prorated and billed at less than the full daily rate.  Applicable and properly incurred expenses shall be reimbursed at cost.  Consultant will itemize fees and expenses in a monthly invoice and Timberline will remit payment within 10 days of receiving invoice.

10.

Applicable Law – For all purposes, this Agreement will be governed exclusively by and construed and enforced in accordance with the laws of the State of Washington.

EXHIBIT  A

SCOPE OF WORK

Consultant shall perform Services authorized by Stephen  Goss, President of Timberline, or his designate, as follows:

•

Serve as a Director of the Company.

•

Evaluate mineral prospects and business opportunities.

•

Assist in promotion and fund raising for the Company, including preparation of investor material and press releases.

•

Supervise and direct geologic staff.